Exhibit 99.1

Adherex Provides Patient Enrollment Update for Phase 2 Study of Eniluracil in
Metastatic Breast Cancer

Research Triangle Park, NC, January 9, 2012 - Adherex Technologies Inc. (TSX:AHX, Pink Sheets: ADHXF), a biopharmaceutical company focused on the development of Eniluracil plus 5-Fluorouracil (5-FU) and Leucovorin, announced fifty percent (70/140) of the patients have been enrolled in the company’s on-going Phase 2 clinical trial for Metastatic Breast Cancer.

The open-label study is comparing the antitumor activity and safety of completely oral Eniluracil plus 5-FU and Leucovorin regimen (Treatment Arm 1; n=80) versus Xeloda® (capecitabine) (Treatment Arm 2; n=60).  Eligible patients have been previously treated with an anthracycline and a taxane.  Patients who have disease progression in Arm 2 may crossover to take Eniluracil plus 5-FU and Leucovorin (Treatment Arm X).  The eniluracil plus 5-FU and Leucovorin regimen has been active and generally well-tolerated in both Arm 1 and Arm X.  Adherex anticipates enrollment of all 140 patients during the third quarter of this year and final data for progression-free survival by first quarter of 2013. The statistical comparison of Treatment Arms 1 and 2 will occur after the study has been completed.

 “I am pleased to see the progress of this study,” said Edgardo Rivera, MD, National Prinicipal Investigator for the trial and medical director at Banner MD Anderson Cancer Center in Gilbert, Ariz.  “I am looking forward to reviewing the results of this trial with the goal of improving breast cancer treatment and survivor rates.”

About Eniluracil

Eniluracil is a mechanism-based inactivator of DPD, the enzyme that rapidly breaks down 5-FU.  Accordingly, Eniluracil increases the 5-FU elimination half-life from about 15 minutes to 5 hours and enables 5-FU to be administered orally, making it 100% orally bioavailable.  In addition, Eniluracil prevents the formation of α-fluoro-β-alanine (F-Bal), the 5-FU-breakdown product.  F-Bal appears to cause hand-foot syndrome and neurotoxicity.  It also decreases the antitumor activity of 5-FU in laboratory animals.  Furthermore, because DPD is present in variable levels, the highly variable and nonlinear pharmacokinetics of 5-FU become predictable and linear when DPD is inactivated by Eniluracil in cancer patients.

The weekly regimen used in the current Phase 2 trial is based on a Phase 1 Eniluracil/5-FU/Leucovorin trial that produced durable tumor responses and no hand-foot syndrome in advanced colorectal cancer patients who were refractory to intravenous 5-FU/Leucovorin.  In a similar Phase 2 study with Xeloda, no tumor responses occurred and 87% of the patients experienced hand-foot syndrome, a painful condition that may require dosing interruptions and dose reductions.

Exhibit 99.1

About Metastatic Breast Cancer

Breast cancer is the second leading cause of cancer related death among women, according to the National Cancer Institute.  In 2010, NCI estimated that 207,090 women were diagnosed with breast cancer, while 39,840 women likely died from the disease. FDA-approved therapies used to treat late-stage, refractory breast cancer include Xeloda (capecitabine) for patients with breast cancer resistant to paclitaxel and anthracycline-containing chemotherapy; Ixempra (ixabepilone) for patients with late-stage disease after failure of an anthracycline, taxane and Xeloda; Ixempra plus Xeloda for patients with late-stage disease after failure of anthracycline- and taxane-based  chemotherapy; Halaven (eribulin mesylate) for patients with metastatic breast cancer who have received at least two prior chemotherapy regimens for late-stage disease.

Xeloda® is a registered trademark of Genentech, a member of the Roche Group.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
Phone: (919) 636-5144

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2010.  Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.